Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934. This description also contains summaries of the material terms of our amended and restated articles of incorporation (“Articles of Incorporation”), second amended and restated bylaws (“Bylaws”) and the Florida Business Corporation Act, as amended (“FBCA”).  The following summary of the material terms, rights and preferences of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and Bylaws, copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as the FBCA. We encourage you to read the FBCA, our Articles of Incorporation and our Bylaws for additional information.

In this exhibit, references to references to the “Company” “we,” “our” or “us” refer only to Consolidated-Tomoka Land Co. and not any of its current or future subsidiaries.

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $1.00 per share, and 50,000 shares of preferred stock, par value $100.00 per share. As of February 28, 2020, we had 4,794,923 shares of common stock outstanding and no shares of preferred stock outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. Our Articles of Incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation and Bylaw Provisions.”

Dividends, Liquidation and Other Rights

Subject to the rights of our outstanding preferred stock, if any, which may be hereafter classified and issued, holders of shares of our common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our shareholders are entitled to share ratably in the Company’s assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors, under our Articles of Incorporation, may issue additional shares of our common stock or rights to purchase shares of our common stock without shareholder approval.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-Takeover Effects of Certain Articles of Incorporation and Bylaw Provisions

Our Articles of Incorporation and Bylaws contain certain provisions that make it more difficult to acquire control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Business Combinations

Our Articles of Incorporation generally prohibit the Company from engaging in a broad range of business combinations or other extraordinary corporate transactions with a “Related Person” without the approval of the holders (i) 85% of the outstanding shares of “Voting Stock” of the Company and (ii) not less than 67% of the outstanding shares of Voting Stock held by shareholders other than a Related Person, unless:

•	the transaction was approved by a two-thirds vote of the board of directors;
•	the transaction is between the Company and a wholly-owned subsidiary of the Company; or
•	the consideration paid to the holders of the Company’s Voting Stock is at least equal to certain fair price criteria.

For purposes of our Articles of Incorporation, the term (a) “Voting Stock” means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors and (b) “Related Person” means any person, or affiliate of such person, which is the beneficial owner on the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by the Company, as authorized by the board of directors, or immediately prior to the consummation of a transaction, or both, of 10% or more of the Voting Stock or any person, or affiliate of such person, who is an affiliate of the Company and at any time within five years preceding the date of the aforesaid agreement was the beneficial owner of 10% or more of the then outstanding Voting Stock.

Action by Written Consent; Special Meetings of Stockholders

Our Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, except with the written consent of two-thirds of the full board of directors. Our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called by holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Advance Notice Procedures

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our Bylaws, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect our own slate of directors or otherwise attempting to obtain control of the Company.

Exclusive Forum Provision of our Bylaws

Our Bylaws provide that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for certain actions shall be any Florida court sitting in Volusia County, Florida (or, if no Florida court sitting in Volusia County, Florida has jurisdiction, the federal district court for the Middle District of Florida). Those actions include: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors or our officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the FBCA or the Articles of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.

Amendments to our Bylaws

Our Bylaws may be amended, altered or repealed by the affirmative vote of two-thirds of the board of directors then in office at a duly constituted meeting called expressly for that purpose or by the affirmative vote of 85% of the votes eligible to be cast by the shareholders at a duly constituted meeting of shareholders called expressly for that purpose.

Indemnification.

The Articles of Incorporation provide that the Company shall indemnify, and may advance expenses to, our officers and directors to the fullest extent permitted by law.

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